Exhibit 21.1

List of Subsidiaries of Taylor Capital Group, Inc.

Wholly-owned subsidiaries of Taylor Capital Group:

(A)	Cole Taylor Bank (1)
(B)	CT Mortgage Company, Inc. (2)
(C)	TAYC Capital Trust I (3)
(D)	TAYC Capital Trust II (3)

Wholly-owned subsidiaries of Cole Taylor Bank:

(A)	1965 Milwaukee Ave. Building Corp. (1)
(B)	Cole Taylor Deferred Exchange Corp. (1)
(C)	Taylor Capital Business Advisors, Inc. (1)
(D)	TCGRE, Inc. (1)
(E)	Cole Taylor Insurance Services, Inc. (1)
(F)	CT Group, L.L.C. (4)

Notes:

(1)	State of Incorporation—Illinois
(2)	State of Incorporation—Delaware
(3)	Delaware statutory trust
(4)	Illinois limited liability company